SCHEDULE 14A INFORMATION
                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                    THE SECURITIES EXCHANGE ACT OF 1934

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                                                Commission Only (as permitted
                                                by Rule 14a-6(e)(2))
   |_|  Definitive Proxy Statement
   |_|  Definitive Additional Materials
   |X|  Soliciting Material Pursuant to Rule 14a-12

                             DEXTER CORPORATION
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              (Name of Registrant as Specified In Its Charter)

                                    N/A
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  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                        As filed with the Commission on May 18, 2000





Dexter Corporation
One Elm Street
Windsor Locks, CT 06096-2334
Tel: 860.292.7675
Fax: 860.292.7673



Contact:

Kathleen Burdett
John Thompson
Dexter Corporation
860.292.7675
  or
Lawrence A. Rand
Michael Freitag
Kekst and Company
212.521.4800


FOR IMMEDIATE RELEASE

DEXTER CORPORATION SENDS LETTER TO ISP

WINDSOR LOCKS, CONNECTICUT, May 17, 2000 - Dexter Corporation (NYSE:DEX) announced that it had sent a letter to International Specialty Products (NYSE:ISP), the text of which is as follows:

                                May 17, 2000

Mr. Samuel J. Heyman
Chairman of the Board
International Specialty Products Inc.
1361 Alps Road
Wayne, New Jersey 07470

Dear Mr. Heyman:

      First, on behalf of the Board of Directors, I want to thank ISP and its management for their efforts in connection with Dexter's short-term value maximization program. Unfortunately, we have not yet arrived at a point that causes the Dexter Board to believe the process is complete and should be closed. Nevertheless, we encourage ISP to continue its efforts in that direction.

      Second, on behalf of the Board of Directors, I want to clearly and unambiguously offer to sell Dexter to ISP and further to offer to enter immediately into negotiations with your representatives for the purpose of reaching definitive agreements with ISP that will provide the following:

   >> Prompt commencement by ISP of a cash tender offer for all outstanding
      Dexter common shares, to be followed by a merger of Dexter and ISP

   >> Merger of Life Technologies with ISP or a wholly owned affiliate of ISP in which LTEK shares not owned by Dexter or ISP receive fair consideration

      Your counsel, Weil, Gotshal & Manges, and ours, Skadden, Arps, Slate, Meagher & Flom, have discussed the drafts of these agreements we submitted to ISP and the comprehensive comments on those drafts that ISP returned to us. We concluded, as we believe you very likely did, that our only real differences on the form of Dexter merger agreement involved the level of certainty it provided that once signed the tender offer would be commenced, consummated and closed. In a similar vein, our counsel expressed concern regarding certain overly conditional features of ISP's commitment letter from The Chase Manhattan Bank. Your counsel has invited us to negotiate the specific terms of concern to us. We accept that invitation as well as the implicit invitation to negotiate the features of the merger agreement you proposed to change which concerned us. For that purpose, we have enclosed a revised Dexter merger agreement and a copy of the Chase commitment letter which has been hand-marked to show the revisions we would request that ISP and Chase consider. The enclosed Dexter merger agreement is in substance the draft your counsel proposed, with very modest modifications intended to provide us with a high level of confidence that, once signed, it will close.

      Our inclusion of the Life Technologies merger agreement is intended to renew our request that you forthrightly deal with the acquisition of all publicly-held shares of the Dexter-controlled entities in a single transaction. We believe this is not only an appropriate action for Dexter to seek, but also one that ISP should embrace to ensure fair and equitable treatment of the Life Technologies minority. We assume this belief reflects the belief of the independent members of the Life Technologies Board of Directors, although we have not discussed it with them.

      We firmly believe our actions today leave Dexter and ISP with only a single issue between us -- price. You contend that ISP is offering $50. Taking ISP at its word, we know that the difference between us is not an unbridgeable chasm. We urge you to join us in a negotiation that resolves the remaining difference between us.

      Third, as you know from our discussions, we believe that values in excess of $50 for Dexter shareholders can be achieved through a strategy commencing with disposition of Dexter's wholly owned businesses -- Nonwoven Materials, Electronic Materials and Adhesive & Coating Systems. Our process has already produced significant indications of interest from financially capable, responsible bidders for those businesses. We are proceeding expeditiously to develop those interests and to enter into contracts providing for those sales as promptly as possible. We believe your interest in Dexter is especially focused on one or more of these businesses. Accordingly, we strongly urge you to join the process and to submit proposals on the businesses you wish to own, because we expect that this process will move quickly and that this opportunity may not be open to you for very long. To be clear, if you choose not to participate in this part of the process, ISP will receive no further notice of the status or development of the process, except as all Dexter shareholders are so informed, and the next announcement could be that Dexter has entered into unconditional, binding agreements to sell the businesses.

      We look forward to hearing from you in the near future, as well as to working with you on whichever avenue of interest in Dexter you wish to pursue.


                                 Sincerely,


                                 /s/  K. Grahame Walker

                                 K. Grahame Walker
                                 Chairman and
                                 Chief Executive Officer


Any statements in this press release that are not historical facts are "forward-looking statements" as that term is defined under the Federal Securities Laws. Forward-looking statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from those stated in such statements. These and other risks are detailed in the Company's filings with the Securities and Exchange Commission.

Dexter Corporation is a global specialty materials supplier with three operating segments: life sciences, nonwovens, and specialty polymers. The company supplies specialty materials to the aerospace, electronics, food packaging, and medical markets.

                Special Materials for Special Effects

                                *****


Information regarding persons who may be considered "participants" in the solicitation of proxies from Dexter shareholders can be found in Dexter's preliminary proxy statement on Schedule 14A filed with the Securities and Exchange Commission. Investors and security holders are advised to read the definitive proxy statement that will be filed by Dexter relating to Dexter's 2000 annual meeting, when it becomes available, because it will contain important information. Security holders may obtain a free copy of the definitive proxy statement (when available) and the preliminary proxy statement on Schedule 14A containing the participant information referred to above and other documents filed by Dexter with the Commission at the Commission's web site at www.sec.gov. The definitive proxy statement, the
Schedule 14A containing the participant information and such other documents may also be obtained for free from Dexter Corporation by directing such request to: Dexter Corporation, One Elm Street, Windsor Locks, Connecticut 06096, Attention: Investor Relations, (860) 292-7675. dinham